GLOBAL INTELLICOM, INC. AND SUBSIDIARIES

                                   EXHIBIT 11

                       COMPUTATION OF EARNINGS PER SHARE



                                                                            YEAR ENDED DECEMBER 31,
                                                                  1997                1996                1995
BASIC INCOME PER COMMON SHARE INCOME:
         Income (loss) from continuing operations             ($2,302,808)         ($706,493)           $203,332
         Less:
         Dividends                                                188,673                 --                  --

         Cumulative undeclared dividend on Series 3
         Convertible Preferred Stock                               61,250             61,250                  --

         Dividends deemed from beneficial conversion
         features of preferred stock                              400,000          3,376,374                  --
                                                               ----------         ----------            --------
         Adjusted income (loss) from continuing
         operations                                           ($2,952,731)       ($4,144,117)           $203,332
                                                               ==========         ==========            ========

         Discontinued operations                              ($7,133,152)         ($378,895)            $66,851
                                                               ==========         ==========            ========
SHARES:
         Weighted average number of common shares
         outstanding                                            7,481,307          3,527,053           2,927,170
                                                               ==========         ==========           =========

BASIC INCOME (LOSS) PER COMMON SHARE:
         Income (loss) from continuing operations                  ($0.40)            ($1.17)              $0.07
         Discontinued operations                                    (0.95)             (0.11)               0.02
                                                                    -----              -----               -----
                                                                   ($1.35)            ($1.28)              $0.09
                                                                    =====              =====               =====


NOTE: Diluted earnings per share was not calculated as the Company incurred losses from continuing operations in 1997 and 1996 and the inclusion of common stock equivalents, etc. would be antidilutive. In 1997 and 1996, the potentially dilutive securities included various series of convertible stock as well as various warrants and stock options. In 1995, the Company did not have any potentially dilutive securities.


                                      F-47